                                                                    Exhibit 23.2

The Board of Directors and Stockholders
AMN Healthcare Services, Inc.:

The audits referred to in our report dated March 29, 2001, except as to Note 12 which is as of October 18, 2001, included the related financial statement schedule as of December 31, 2000, and for each of the years in the two-year period ended December 31, 2000, included in the registration statement. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus.

                                        /s/ KPMG LLP

San Diego, California
October 18, 2001